WABASH NATIONAL CORPORATION
2017 OMNIBUS INCENTIVE PLAN

PERFORMANCE BASED RESTRICTED STOCK UNIT AGREEMENT
FOR AWARDS GRANTED [_______]

Wabash National Corporation (the “Company”), hereby grants performance based restricted stock units relating to shares of its common stock, $.01 par value, (“Shares”), to the individual named below as the Grantee, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively the “Agreement”), and in the Company’s 2017 Omnibus Incentive Plan (the “Plan”).

Date of Grant: [__________]

Name of Grantee: [__________]

Vesting Start Date: [__________]

Number of Performance Based Restricted Stock Units (“PSUs”) Covered by Grant: [__________]

at Target Performance: [__________] of target units granted

at Maximum Performance: [__________] of target units granted at Threshold Performance: [__________] of target units granted

You agree to all of the terms and conditions described in this Agreement and in the Plan (a copy of which will be provided on request) unless you deliver a notice in writing within 30 days of receipt of this Agreement to the Company’s Compensation Manager stating that you do not accept the terms and conditions described in this Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should be inconsistent with the terms of the Plan.

This is not a stock certificate or a negotiable instrument.

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WABASH NATIONAL CORPORATION
2017 OMNIBUS INCENTIVE PLAN

PERFORMANCE BASED RESTRICTED STOCK UNIT AGREEMENT

Performance Based Restricted Stock Unit Transferability
This grant is an award of performance based restricted stock units in the number of units set forth on the cover sheet, subject to the vesting and other conditions described below (“PSUs”). Your PSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the PSUs be made subject to execution, attachment or similar process.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Vesting
The number of PSUs that vest on the third anniversary of the Vesting Start Date (the “Vesting Date”) shall be calculated based on the attainment of specified performance goals as set forth on the attached Exhibit A during the period from [__________] through [__________] (the “Performance Period”), and so long as you have remained continuously in service (“Service”) with the Company or a Subsidiary as a Director, Employee or Consultant through such date, subject to any exceptions set forth in this Agreement. The maximum number of PSUs that may vest hereunder is the Maximum Number of PSUs on the cover sheet. No additional PSUs will vest after your Service has terminated for any reason except as provided below.

Forfeiture of Unvested Units
In the event that your Service terminates for any reason other than death, Disability, or Retirement (under the terms and conditions of this Agreement), and except as otherwise provided herein or in any other written agreement between you and the Company or any Subsidiary, as applicable, you will forfeit to the Company all of the PSUs that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Death
If your Service terminates prior to the Vesting Date because of your death, then your PSUs shall vest in full (and without pro-ration) as of the Vesting Date, to the extent that the performance goals set forth on Exhibit A are satisfied at the end of the Performance Period.

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Disability
If your Service terminates prior to the Vesting Date because of your Disability, then your PSUs shall vest in full (and without pro-ration) as of the Vesting Date, to the extent that the performance goals set forth on Exhibit A are satisfied at the end of the Performance Period. For purposes of this Agreement, “Disability” means the inability to engage in any substantially gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

Retirement
If your Service terminates prior to the Vesting Date because of your Retirement (defined as a termination (a) at or after age 55 with at least 10 years of completed Service, or (b) at or after age 65), then a pro-rata portion of your PSUs shall vest as of the Vesting Date, and the unvested portion of your PSUs shall be forfeited. The number of PSUs that vest hereunder shall be determined as of the Vesting Date by multiplying the number of PSUs (if any) that are earned based on the satisfaction of the performance goals set forth on Exhibit A at the end of the Performance Period by a fraction, the numerator of which is the number of months of Service completed prior to your Retirement and during the Performance Period and the denominator of which is thirty-six (36) months.

Change in Control	In the event of a Change in Control while your PSUs remain outstanding, the applicable provisions of Section 21 of the Plan shall govern the treatment of your PSUs as provided therein.

Leaves of Absence
For purposes of this award, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

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Delivery
Following the vesting of the PSUs hereunder and at the time provided in this Agreement, the Company will issue to you the Shares to which such vested PSUs relate and pay any related Dividend Equivalents. You will have no further rights with regard to a PSU once the Share related to such PSU has been issued and any related Dividend Equivalents have been paid. Within seventy (70) days following the Vesting Date (or such earlier date as your PSUs become vested hereunder in the event of a Change in Control), the Shares deliverable to you shall be issued, together with any related Dividend Equivalents. Upon settlement, the PSUs shall be extinguished and such PSUs will no longer be considered to be held by you for any purpose.

Withholding Taxes
You agree, as a condition of this Award, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting of the PSUs, delivery of Shares hereunder or payment of Dividend Equivalents hereunder. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of PSUs, the delivery of Shares arising from the grant or the payment of Dividend Equivalents as provided in this Agreement, the Company shall have the right to require such payments from you, withhold Shares that would otherwise have been issued to you under this Agreement or withhold such amounts from other payments due to you from the Company or any Subsidiary. In no event shall the Fair Market Value of any Shares withheld to satisfy applicable taxes exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.

Retention Rights
Neither your PSUs nor this Agreement shall give you the right to be retained by the Company (or any of its Subsidiaries) in any capacity. The Company (and any of its Subsidiaries) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights; Dividend Equivalents
You do not have any of the rights of a shareholder with respect to the PSUs. However, with respect to each PSU (if any) that is earned and becomes vested in accordance with this Agreement, you shall be entitled to receive a cash payment (without interest), payable at the same time that the Share underlying such vested PSU is delivered to you hereunder, equal to the aggregate cash dividends declared and paid with respect to one (1) Share for each dividend payment date that occurs during the period beginning on the Date of Grant and ending on the date that the vested PSU is paid (a “Dividend Equivalent”). Your right to receive any such Dividend Equivalents is subject to and conditioned upon the vesting of the underlying PSUs, and your right to receive any such Dividend Equivalents shall be automatically and correspondingly forfeited to the extent that the underlying PSUs are forfeited pursuant to the terms of this Agreement and the Plan.

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Forfeiture of Rights
If during your term of Service you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding PSUs, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service (A) a forfeiture of any gain recognized by you upon the vesting of the PSUs or (B) a forfeiture of any Shares acquired by you upon the vesting of the PSUs. Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Subsidiaries or affiliates is engaged during your employment or other relationship with the Company or its Subsidiaries or affiliates or at the time of your termination of Service. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Recoupment
If the Company is required to prepare an accounting restatement due to the material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, and the Board determines that you knowingly engaged in such misconduct, were grossly negligent in engaging in such misconduct, knowingly failed to prevent such misconduct or were grossly negligent in failing to prevent such misconduct, you shall be required to pay to the Company an amount equal to the aggregate value of the Shares acquired pursuant to the PSUs during the period of twelve (12) months following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement. In addition, the PSUs and gains resulting from the PSUs, shall be subject to forfeiture and recoupment to the extent applicable in accordance with the Company’s policies relating to such forfeitures and clawbacks as in effect from time to time, including any such policy as may be adopted to comply with Applicable Laws.

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Adjustments
In the event of a stock split, a stock dividend or a similar change in the Shares, the number of PSUs covered by this grant shall be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan. Your PSUs shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity. See also Exhibit A for a description of events and terms in which the number of PSUs covered by this grant shall be adjusted as a result of a Share Price Cap adopted in connection with this grant.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting these PSUs, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, if you are not a U.S. resident, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Human Resources Department or the Company’s Compensation Manager at [__________] to request paper copies of these documents.

The Plan
The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of PSUs. Any other agreements, commitments or negotiations concerning this grant are superseded except to the extent incorporated by this Agreement and the Plan.

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Code Section 409A
It is intended that this award of PSUs be exempt from, or comply with, Code Section 409A and regulations promulgated thereunder. To the extent that the PSUs constitute “nonqualified deferred compensation” subject to Code Section 409A, then notwithstanding any other provision of this Agreement, the following provisions shall apply to the extent necessary to comply with Code Section 409A: (i) the Shares underlying any vested PSUs and any related Dividend Equivalents shall be delivered or paid within seventy (70) days after the earlier of (a) the occurrence of a Change in Control that constitutes a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5); or (b) the Vesting Date.

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